UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2010

BMP SUNSTONE CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-32980	20-0434726
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 940-1675

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of President and Chief Operating Officer and Director

On January 8, 2009, BMP Sunstone Corporation (the “Company”) announced that Zhiqiang Han resigned his position as the Company’s President and Chief Operating Officer for personal reasons, such resignation to be effective immediately. Mr. Han also resigned as a director of the Company and from all his positions at Sunstone China Pharmaceutical Co., Ltd. (“Sunstone China”), a wholly-owned subsidiary of the Company. Mr. Han’s resignation is not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Zhijun Tong, a director of the Company and co-founder and former Chairman of Sunstone China, will resume his prior role as Chairman of Sunstone China and will serve as acting General Manager until a successor to Mr. Han is identified. In addition, in connection with Mr. Han’s resignation, the Company agreed to accelerate the vesting of 60% of Mr. Han’s restricted common stock shares in the Company. As such, all of the shares of the Company’s common stock that Mr. Han received when Sunstone China was sold to the Company in February 2008 will be fully vested and saleable by February 2011.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated January 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMP SUNSTONE CORPORATION

Date:	January 8, 2009	By:	/S/ FRED M. POWELL
		Name:	Fred M. Powell
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release, dated January 8, 2010